UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 9, 2012

QUANTUM SOLAR POWER CORP.
(Exact name of registrant as specified in its charter)

NEVADA	000-52686	27-1616811
(State or other jurisdiction of	(Commission File	(IRS Employer Identification No.)
incorporation)	Number)

300-1055 West Hastings Street
Vancouver, BC	V6E 2E9
(Address of principal executive	(Zip Code)
offices)

Registrant's telephone number, including area code (604) 681-7311

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS AND CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Changes to Executive Officers and Directors

Quantum Solar Power Corp. (the "Company”) has adjusted its operational strategy to increase research and development activities and decrease administrative expenses where possible.

On February 9, 2012, Stephen Pleging resigned as the Company's President, Chief Executive Officer, Chairman and as a director in order to assist the Company in cutting non-research costs. Mr. Pleging remains a strong believer in the Company’s technology and is prepared to be involved as a consultant to the Company particularly once the development of its NGDTM solar device reaches the appropriate stage. There were no disagreements between Mr. Pleging and the Company regarding any matter relating to the Company’s operations, policies or practices.

On February 9, 2012, Stella Guo resigned as the Company's Vice President of Corporate Development and as a director in order to assist the Company’s in its efforts to reduce administrative costs to increase its research and development activities. Ms. Guo determined that her appointment as a director and officer was premature, as her services cannot be effectively utilized while the NGDTM technology is not yet at the stage where the Company should consider expanding its operations into Asia. When the NGDTM Technology is ready for licensing and commercial deployment, Ms. Guo will discuss with management and the Board of Directors whether they would like her to provide consulting services to assist the Company in strategic planning, developing strategic partnerships and facilitating agreements with Asian manufacturing partners. There were no disagreements between Ms. Guo and the Company regarding any matter relating to the Company’s operations, policies or practices.

On February 9, 2012, the Company appointed Andras Pattantyus-Abraham, as the Company's President and Chief Executive Officer. Mr. Pattantyus-Abraham is the Company's Chief Technology Officer and a director.

The Company has not made any changes to compensation arrangements with Mr. Pattantyus-Abraham.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUANTUM SOLAR POWER CORP.

Date: February 14, 2012
	By:	/s/ Daryl J. Ehrmantraut

Daryl J. Ehrmantraut
Chief Operating Officer